Exhibit 5

Condensed Interim Financial Statements

As at 30 June 2013

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2013	1

Comments on financial results as at 30 June 2013 (unaudited)

Within an economic environment remaining difficult in Europe, the CEB continued to fulfil its role as an international financial institution with a social vocation, in accordance with its mandate.

In terms of activities for the first half-year of 2013, the amounts of projects approved (€ 1.4 billion) and loans disbursed (€ 502.8 million) are in line with the objectives defined in the Development Plan for 2010-2014. The stock of projects approved awaiting financing reached € 5.3 billion compared to € 4.9 billion at end 2012, of which 62.0% are in favour of target countries from Central, Eastern and South Eastern Europe. Outstanding loans remained stable and stood at nearly € 12.0 billion at 30 June 2013 (31 December 2012: € 12.1 billion).

The capital adequacy ratio’s increase compared to June 2012 is due to the deterioration in the quality of CEB’s loan portfolio, which was largely offset by the increase in CEB’s usable equity as well as Turkey’s rating upgrade to investment grade category.

For the same reasons, the risk asset coverage ratio has improved considerably since June 2012. However, due to the Bank’s social mandate to focus its lending on target group countries, a decrease in this ratio to below its threshold is not expected in the short term.

The remaining prudential ratios (indebtedness, portfolio and strengthened liquidity) remain within their respective limits.

During the first half-year of 2013, the Bank issued bonds for an amount of € 2.1 billion. The amount of debt, which supports the Bank’s operations, decreased from € 20.2 billion at 31 December 2012 to € 19.8 billion at 30 June 2013. This change is mainly due to the foreign exchange variation between the Australian dollar and the Euro during this period.

The net profit (unaudited) at 30 June 2013 amounted to € 60.9 million, i.e. a slight decrease of € 0.1 million (0.2%) compared to the same period in 2012. This evolution is mainly due to the increase in the interest margin (€ 5.4 million), to the negative impact of financial instruments at fair value through profit and loss (€ 4.0 million) and to the increase in general operating expenses (€ 1.9 million).

Equity at 30 June 2013 stood at € 2.3 billion, compared to € 2.2 billion at 30 June 2012, whereas own funds (equity plus uncalled capital) reached close to € 7.2 billion, compared to € 7.0 billion at 30 June 2012. The capital increase that became effective on 31 December 2011 and for which the subscription period ran until 31 December 2012 was subscribed at a rate of 98%.

Key figures

(in million euros)

	30/06/2013 (*)	30/06/2012 Restated (*) (**)	31/12/2012
Projects approved	1 408	1 001	1 798
Stock of projects	5 327	5 135	4 867
Loans disbursed	503	620	1 584
Loans outstanding	11 990	12 160	12 131
Bonds issued	2 064	3 303	3 219
Debt securities in issue	19 765	20 636	20 215
Net profit	61	61	120
Equity	2 333	2 183	2 262 (***)
Own funds	7 187	6 967	7 116 (***)
Total assets	25 472	27 353	26 858
(*)	Unaudited
(**)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 1 January 2012 and 30 June 2012. The changes are detailed in Note A, paragraph 2.
(***)	After allocation of profit

CEB – Condensed Interim Financial Statements as at 30 June 2013	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

—	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

—	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

—	Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

CEB – Condensed Interim Financial Statements as at 30 June 2013	3

Balance sheet

As at 30 June 2013 (unaudited) and 31 December 2012 (audited)

in thousand euros
Assets	Notes	30/06/2013	31/12/2012

Cash in hand, balances with central banks		271 744	327 373
Financial assets at fair value through profit or loss		834 276	1 200 675
Hedging derivative instruments		1 116 245	1 402 383
Available-for-sale financial assets		3 985 543	4 930 030
Loans and advances to credit institutions and to customers
Loans	D	12 215 157	12 448 526
Advances	D	4 479 223	4 021 106
Financial assets held to maturity		2 520 695	2 477 909
Tangible and intangible assets		44 445	44 909
Other assets		4 898	4 665
Total assets		25 472 226	26 857 576

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss		279 313	428 908
Hedging derivative instruments		577 805	595 059
Amounts owed to credit institutions and to customers	E	88 934	83 352
Debt securities in issue	E	20 719 842	21 558 288
Other liabilities		1 229 154	1 693 417
Social Dividend Account (SDA)		75 786	77 654
Provisions		168 566	159 259
Total liabilities		23 139 400	24 595 937

Equity
Capital	F
Subscribed		5 465 660	5 465 660
Uncalled		(4 853 971)	(4 853 971)
Called		611 689	611 689
General reserve		1 781 692	1 661 462
Net profit		60 937	120 230
Total capital, general reserve net profit		2 454 318	2 393 381
Gains or losses recognised directly in equity		(121 492)	(131 742)
Total equity		2 332 826	2 261 639

Total liabilities and equity		25 472 226	26 857 576

CEB – Condensed Interim Financial Statements as at 30 June 2013	4

Income statement

For the first half 2013 (unaudited) and the first half 2012 (unaudited)

in thousand euros
	Notes	30/06/2013	30/06/2012 Restated (*)

Interest and similar income
Available-for-sale financial assets		9 687	25 807
Loans and advances to credit institutions and to customers		46 894	106 102
Financial assets held to maturity		46 493	46 431
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(951)	(5 270)
Debt securities in issue		(18 470)	(94 717)
Other interest expenses and similar charges		(2 389)	(2 443)
Interest margin	G	81 264	75 910

Net gains or losses from financial instruments at fair value through profit or loss		(354)	3 616
Net gains or losses from available-for-sale financial assets		25	32
Commissions (income)		443	77
Commissions (expenses)		(743)	(828)
Net banking income		80 635	78 807

General operating expenses		(18 597)	(16 684)
Depreciation and amortisation charges of fixed assets		(1 101)	(1 057)
Gross operating income		60 937	61 066
Cost of risk
Net profit		60 937	61 066

(*)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the first half-year of 2012. The changes are detailed in Note A, paragraph 2.

CEB – Condensed Interim Financial Statements as at 30 June 2013	5

Statement of comprehensive income

For the first half 2013 (unaudited) and the first half 2012 (unaudited)

In thousand euros
	30/06/2013	30/06/2012 Restated (*)
Net profit	60 937	61 066

Changes in value of available-for-sale financial assets	13 198	30 191
Changes in actuarial differences related to the pension scheme	(2 280)
Changes in actuarial differences related to the other post-employment benefits	(668)
Total other elements of comprehensive income	10 250	30 191
Comprehensive income	71 187	91 257

(*)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the first half-year of 2012. The changes are detailed in Note A, paragraph 2.

Statement of changes in equity

For the first half 2013 (unaudited) and the first half 2012 (unaudited)

In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 31 December 2011 Restated (*)	554 268	1 719 883	2 274 151	(161 925)	(19 231)	(181 156)	2 092 995
Capital increase	48 528	(48 528)
Appropriation of profit for the 2011 financial year		(1 000)	(1 000)				(1 000)
Net profit		61 066	61 066				61 066
Changes in value of assets and liabilities recognised directly in equity				30 191		30 191	30 191
Equity as at 30 June 2012 Restated (*)	602 796	1 731 421	2 334 217	(131 734)	(19 231)	(150 965)	2 183 252
Capital increase	8 893	(8 893)
Net profit		59 164	59 164				59 164
Changes in value of assets and liabilities recognised directly in equity				57 311	(38 088)	19 223	19 223
Equity as at 31 December 2012	611 689	1 781 692	2 393 381	(74 423)	(57 319)	(131 742)	2 261 639
Net profit		60 937	60 937				60 937
Changes in value of assets and liabilities recognised directly in equity				13 198	(2 948)	10 250	10 250
Equity as at 30 June 2013	611 689	1 842 629	2 454 318	(61 225)	(60 267)	(121 492)	2 332 826

(*)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 31 December 2011 and 30 June 2012. The changes are detailed in Note A, paragraph 2.

CEB – Condensed Interim Financial Statements as at 30 June 2013	6

Statement of cash flows

For the first half 2013 (unaudited) and the first half 2012 (unaudited)

In thousand euros
		30/06/2013	30/06/2012 Restated (*)

Net profit		60 937	61 066
+/-	Depreciation charges of tangible and intangible assets	1 101	1 057
+/-	Net loss/net profit from investing operations	10 333	5 841
+/-	Change in interest receivable	26 653	143 920
+/-	Change in interest payable	(23 422)	(154 149)
+/-	Other movements	5 648	1 104
	Total of non-monetary items included in the result	20 314	(2 226)

+	Reimbursements related to operations with credit institutions and customers	2 157 703	595 381
-	Disbursements related to operations with credit institutions and customers	(2 936 699)	(622 584)
+	Reimbursements related to other operations affecting financial assets or liabilities	2 733 375	2 579 843
-	Disbursements related to other operations affecting financial assets or liabilities	(2 350 270)	(2 366 660)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(8 073)	(1 083)
	Net decrease /(increase) of assets and liabilities resulting from operating activities	(403 964)	184 897
	Total net cash flows from operating activities (a)	(322 713)	243 736

+	Reimbursements related to financial assets held to maturity	98 293	40 486
-	Disbursements related to financial assets held to maturity	(144 743)	(68 695)
+/-	Cash flows related to tangible and intangible assets	(637)	(14 201)
	Total net cash flows from investing operations (b)	(47 087)	(42 410)

+/-	Cash flows from or to Member States	(733)	(885)
+	Reimbursements related to debt securities in issue	2 786 155	5 066 285
-	Disbursements related to debt securities in issue	(2 895 662)	(4 759 621)
	Total net cash flows from financing operations (c)	(110 240)	305 778

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	6 679	10 924

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(473 361)	518 029

Cash and cash equivalents at the beginning of the financial year		2 559 425	4 958 369
	Cash in hand, balances with central banks	327 373	242 980
	Advances repayable on demand and term deposits with credit institutions	2 232 052	4 715 389

Cash and cash equivalents at the end of the financial year		2 086 064	5 476 398
	Cash in hand, balances with central banks	271 744	125 535
	Advances repayable on demand and term deposits with credit institutions	1 814 320	5 350 863
	Changes in cash and cash equivalents	(473 361)	518 029

(*)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the first half-year of 2012. The changes are detailed in Note A, paragraph 2.

CEB – Condensed Interim Financial Statements as at 30 June 2013	7

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (*). In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

The CEB applied by anticipation on 1 January 2012 the amendment to the IAS 19 “Employee benefits”, adopted by the European Union on 5 June 2012. Hence, the provision regarding post-employment benefits, adjusted for actuarial gains and losses, is included in the Bank’s balance sheet. Following the IASB’s decision regarding the first retroactive application of the standard in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”, concerned balance sheet items have been restated as at 1 January 2012 and 30 June 2012 (see paragraph 2 of this chapter).

Moreover, the financial instruments project (in replacement of IAS 39) is still ongoing at IASB. The application date of IFRS 9 (one of its components) has been postponed to 1 January 2015. On the other hand, the European Union has deferred the approval of this standard.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2013 had no impact on the condensed financial statements for the six months ended 30 June 2013.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2013.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2012 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

2. Effects of the application of the revised IAS 19

The anticipated application of the amendment to the IAS 19 “Employee benefits” had the following impact in the first half-year of 2012 balance sheet and income statement:

- in the balance sheet as at 31 December 2011, an increase in “Provisions” of € 18 670 thousand, an increase in the “Net profit” of € 561 thousand and a decrease in “Gains or losses recognised directly in equity” of € 19 231 thousand,

- in the balance sheet as at 30 June 2012, an increase in “Provisions” of € 18 388 thousand, an increase in the “General Reserve” of € 561 thousand, an increase in the “Net profit” of € 282 thousand and a decrease in “Gains or losses recognised directly in equity” of € 19 231 thousand,

- in the income statement as at 30 June 2012, an increase in the “Net profit” of € 282 thousand, of which + € 141 thousand in the item “Other interest expenses and similar charges” and + € 141 thousand in the item “General operating expenses”.

(*)	A complete reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

CEB – Condensed Interim Financial Statements as at 30 June 2013	8

Note B – Ratios

As a multilateral development bank, the CEB is not subject to its Member States’ regulatory ratios, the Basel Committee recommendations or European Union directives. Nonetheless, the CEB has decided to observe these regulations as a point of reference for its risk management and control policy.

Within the context of its lending and treasury activities, the CEB is exposed to four main types of risk: credit risk, market risk, liquidity risk and operational risk. Monitoring these risks through its prudential framework ensures the Bank’s capability to sustain its financial soundness.

Prudential ratios (1)	30/06/2013	30/06/2012 *	31/12/2012
Capital adequacy ratio	47.3%	40.3%	45.3%
Risk asset coverage ratio	76.0%	98.1%	94.8%
Indebtedness ratio	2.67	2.75	2.75
Portfolio ratio	1.37	1.46	1.37
Strenghtened liquidity ratio	115.2%	156.5%	96.4%
Other ratio
Cost-to-income ratio (2)	24.4%	22.5%	23.1%

*	restated
(1)	For the definitions of the prudential ratios see the Report of the Governor 2012, p. 80
(2)	The cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges of fixed assets) divided by net banking income.

The capital adequacy ratio (CAR) measures the CEB’s risk weighted loan portfolio as a percentage of the CEB’s usable equity (paid-in capital, reserves, gains or losses recognized directly in equity) and is fixed at 100%. At 30 June 2013, the capital adequacy ratio stood at 47.3%, i.e. a 17.3% increase compared to the end of June 2012. The increase in usable equity as well as Turkey’s rating upgrade to investment grade category that occurred in the 2nd quarter of 2013 largely offset the deterioration in the quality of the loan portfolio (resulting mainly from Croatia’s rating downgrade to below investment grade) and the increase in the default probability of the loan portfolio (updated at the beginning of 2013).

The risk asset coverage ratio (RACR) exceeds its warning threshold, which is fixed at 66% of the CEB’s sound equity (paid-in capital, reserves, gains or losses recognized directly in equity, uncalled capital of member states with Aaa/Aa second best rating). However, the RACR improved significantly over the last 12 months, recording a 22.5% year-on-year decrease, standing at 76.0% at the end of June 2013, for the same reasons as stated under the description of CAR above.

Due to the CEB’s social mandate to foster its lending to Target group countries, this ratio is not expected to return below its current limit in the short term. The Boards are periodically informed of its status and loan disbursements are closely monitored.

The prudential ratios for indebtedness, portfolio and strengthened liquidity remain within their respective limits. The variations (increase or decrease) solely reflect the Bank’s activity development (lending, debt and treasury).

CEB – Condensed Interim Financial Statements as at 30 June 2013	9

Note C – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate on the multilateral development banks market. The Bank does not have a policy for selling this type of receivables.

In thousand euros

30 June 2013	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			271 744	271 744
Financial assets at fair value through profit or loss	834 276			834 276
Hedging derivative instruments	1 116 245			1 116 245
Available-for-sale financial assets		3 985 543		3 985 543
Loans and advances to credit institutions and to customers			16 694 380	16 694 380
Financial assets held to maturity			2 520 695	2 520 695

Total assets	1 950 521	3 985 543	19 486 819	25 422 883
Liabilites
Financial liabilities at fair value through profit or loss	279 313			279 313
Hedging derivative instruments	577 805			577 805
Amounts owed to credit institutions and to customers			88 934	88 934
Debt securities in issue			20 719 842	20 719 842
Selective Trust Account (STA)			75 786	75 786

Total liabilities	857 118		20 884 562	21 741 680

In thousand euros
31 December 2012	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			327 373	327 373
Financial assets at fair value through profit or loss	1 200 675			1 200 675
Hedging derivative instruments	1 402 383			1 402 383
Available-for-sale financial assets		4 930 030		4 930 030
Loans and advances to credit institutions and to customers			16 469 632	16 469 632
Financial assets held to maturity			2 477 909	2 477 909

Total assets	2 603 058	4 930 030	19 274 914	26 808 002
Liabilites
Financial liabilities at fair value through profit or loss	428 908			428 908
Hedging derivative instruments	595 059			595 059
Amounts owed to credit institutions and to customers			83 352	83 352
Debt securities in issue			21 558 288	21 558 288
Selective Trust Account (STA)			77 654	77 654

Total liabilities	1 023 967		21 719 294	22 743 261

CEB – Condensed Interim Financial Statements as at 30 June 2013	10

Note D – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2013	31/12/2012
Loans to credit institutions
Loans	6 645 259	6 792 344
Interest receivable	16 401	13 732
Unpaid receivables	872	870
Depreciation of loans to credit institutions (*)	(1 873)	(1 871)
Sub-total	6 660 659	6 805 075
Loans to customers
Loans	5 345 094	5 338 705
Interest receivable	24 847	24 934
Sub-total	5 369 941	5 363 639
Value adjustment of loans hedged by derivative instruments	184 557	279 812
Total loans	12 215 157	12 448 526
Other loans and advances
Advances repayable on demand	109 837	167 458
Advances with agreed maturity dates or periods of notice	4 367 771	3 852 763
Sub-total	4 477 608	4 020 221
Interest receivable	1 615	885
Total other advances	4 479 223	4 021 106

(*)	Change in this balance concerns accrued interest of an impaired loan.

CEB – Condensed Interim Financial Statements as at 30 June 2013	11

The breakdown of outstanding loans by borrowers’ country is included in the table below.

			In thousand euros

Breakdown by borrowers’ country location	30/06/2013%		31/12/2012%

Poland	1 428 897	11.92	1 490 833	12.29
Hungary	1 302 968	10.87	1 323 897	10.91
Spain	1 175 106	9.80	1 179 529	9.72
Turkey	965 103	8.05	892 113	7.35
Romania	917 821	7.65	922 361	7.60
France	859 288	7.17	868 807	7.16
Italy	691 485	5.77	723 393	5.96
Belgium	655 082	5.46	573 294	4.73
Cyprus	612 329	5.11	626 877	5.17
Germany	536 132	4.47	592 768	4.89
Portugal	430 658	3.59	432 221	3.56
Finland	320 792	2.68	355 292	2.93
Croatia	286 833	2.39	271 037	2.23
Denmark	228 333	1.90	233 333	1.92
Iceland	203 574	1.70	212 429	1.75
Sweden	180 951	1.51	251 368	2.07
Lithuania	147 029	1.23	100 743	0.83
Slovenia	126 383	1.05	155 019	1.28
Latvia	126 229	1.05	138 245	1.14
Slovak Republic	110 585	0.92	83 874	0.69
Albania	110 049	0.92	108 238	0.89
Bulgaria	93 510	0.78	99 615	0.82
Ireland	88 074	0.73	89 458	0.74
Serbia	85 308	0.71	70 481	0.58
Greece	58 532	0.49	83 534	0.69
Bosnia and Herzegovina	57 641	0.48	59 659	0.49
“the former Yugoslav Republic of Macedonia”	57 388	0.48	48 225	0.40
Malta	50 500	0.42	58 050	0.48
Czech Republic	34 906	0.29	35 106	0.29
Estonia	26 415	0.22	28 498	0.23
Moldova (Republic of)	13 254	0.11	13 441	0.11
Montenegro	9 079	0.08	9 079	0.07
San Marino	116	0.01	232	0.01
Total	11 990 353	100.00	12 131 049	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2013	12

Note E – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2013	31/12/2012

Amounts owed to credit institutions and to customers
Interest-bearing accounts	88 934	83 352
of which European Union	58 826	60 639
Total	88 934	83 352

Debt securities in issue
Bonds	18 813 882	19 018 005
Euro Commercial Paper	950 937	1 196 576
Interest payable	295 193	312 248
Value adjustment of debt securities in issue hedged by derivative instruments	659 830	1 031 459
Total	20 719 842	21 558 288

CEB – Condensed Interim Financial Statements as at 30 June 2013	13

Note F – Capital

Following a recommendation by the Administrative Council, on 4 February 2011 the Governing Board has approved the Bank’s 6th capital increase [Resolution 386 (2011)] which entered into force on 31 December 2011. The subscription rate reached 98%, therefore exceeding the minimum threshold of 67%. The subscription period ran until 31 December 2012.

Capital breakdown by Member State is presented below:

in thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Voting rights

France	915 770	814 114	101 656	16.755%
Germany	915 770	814 114	101 656	16.755%
Italy	915 770	814 114	101 656	16.755%
Spain	597 257	530 958	66 299	10.927%
Turkey	388 299	345 197	43 102	7.104%
Netherlands	198 813	176 743	22 070	3.637%
Belgium	164 321	146 083	18 238	3.006%
Greece	164 321	146 083	18 238	3.006%
Portugal	139 172	123 724	15 448	2.546%
Sweden	139 172	123 724	15 448	2.546%
Poland	128 260	114 023	14 237	2.347%
Denmark	89 667	79 712	9 955	1.641%
Finland	69 786	62 039	7 747	1.277%
Norway	69 786	62 039	7 747	1.277%
Bulgaria	62 459	55 526	6 933	1.143%
Romania	59 914	53 264	6 650	1.096%
Switzerland	53 824	43 229	10 595	0.985%
Ireland	48 310	42 948	5 362	0.884%
Hungary	44 788	39 816	4 972	0.819%
Czech Republic	43 037	38 260	4 777	0.787%
Luxembourg	34 734	30 878	3 856	0.635%
Serbia	25 841	22 973	2 868	0.473%
Croatia	21 376	19 003	2 373	0.391%
Cyprus	19 882	17 676	2 206	0.364%
Slovak Republic	18 959	16 854	2 105	0.347%
Albania	13 385	11 899	1 486	0.245%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.233%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0.233%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.225%
Iceland	10 144	9 018	1 126	0.186%
Malta	10 144	9 018	1 126	0.186%
Georgia	9 876	8 780	1 096	0.181%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%

Total	5 465 660	4 853 971	611 689	100.000%

Kosovo is authorized by the Governing Board to accede to the CEB within one year according to the following conditions: To subscribe participating certificates to the value of € 6 559 000, corresponding to a rate of contribution to the capital subscribed of 0.12%.

CEB – Condensed Interim Financial Statements as at 30 June 2013	14

Note G – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros

	30/06/2013	30/06/2012 Restated (*)

Available-for-sale financial assets
Securities transactions	22 576	33 671
Hedging derivatives	(12 889)	(7 864)
Sub-total	9 687	25 807

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	100 115	139 603
Hedging derivatives	(56 065)	(46 814)
Advances	2 844	13 313
Sub-total	46 894	106 102

Financial assets held to maturity
Securities transactions	46 493	46 431
Sub-total	46 493	46 431

Amounts owed to credit institutions and to customers
Interest-bearing accounts and deposits	(951)	(5 270)
Sub-total	(951)	(5 270)

Debt securities in issue
Bonds	(318 225)	(352 785)
Hedging derivatives	299 755	258 068
Sub-total	(18 470)	(94 717)
Other interest expenses and similar charges	(2 389)	(2 443)
Interest margin	81 264	75 910

(*)	In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the first half-year of 2012. The changes are detailed in Note A, paragraph 2.

CEB – Condensed Interim Financial Statements as at 30 June 2013	15